Exhibit 99.1

Weikang Bio-Technology Announces Fiscal 2010 Financial Results

•	Revenue Rises 57.0% to $74.6 Million
•	Adjusted Operating Income Climbs to $37.6 Million
•	Adjusted* Net Income Hits $28.3 Million or $0.95 Per Share
•	GAAP Net Income Up 56.5% to $24.4 Million or $0.87 Per Share

HARBIN, China, March 22, 2011 /PRNewswire-Asia-FirstCall/ -- Weikang Bio-Technology Group Co., Inc. (OTC QB: WKBT) ("Weikang" or the "Company"), a leading developer, manufacturer and marketer of Traditional Chinese Medicine (TCM), Western prescription and OTC pharmaceuticals and other health and nutritional products in the People's Republic of China, today announced its financial results for the fiscal year ended December 31, 2010.

Fiscal 2010 Financial Highlights

--	Revenues generated in fiscal 2010 increased 57.0% to $74.6 million, up from $47.5 million in 2009.

--	Gross profit was $45.0 million, an increase of 74.2% compared to $25.8 million in fiscal 2009. Gross margin was 60.4% and 54.4% in fiscal 2010 and 2009, respectively.

--	Operating income in fiscal 2010 was $33.7 million, an increase of 68.5% compared to $20.0 million in 2009. Operating margin was 45.2% and 42.1% in fiscal 2010 and 2009, respectively.

--	Adjusted* net income for fiscal 2010 was $28.3 million, an increase of 81.3% from GAAP net income of $15.6 million in 2009.

--	GAAP net income for fiscal 2010 increased 56.5% to $24.4 million, compared to $15.6 million in 2009.

--	Adjusted* fully diluted earnings per share (“EPS”) for fiscal 2010 was $0.95, an increase of 53.2% from fully diluted EPS of $0.62 in 2009.

--	GAAP diluted EPS was $0.87 for fiscal 2010, up 40.3% from diluted EPS of $0.62 in 2009.

Fiscal 2010 Financial Summary

Fiscal 2010 Results	FY 2010	FY 2009	Change
Net Sales	$74.6 million	$47.5 million	57.0%
Gross Profit	$45.0 million	$25.8 million	74.2%
Adjusted* Net Income	$28.3 million	N/A	81.3%**
GAAP Net Income	$24.4 million	$15.6 million	56.5%
Adjusted* Diluted EPS	$0.95	N/A	53.2%**
GAAP Diluted EPS	$0.87	$0.62	40.3%

* 2010 net income adjusted for $3.88 million non-cash stock-based compensation expenses.
**Annual percentage changes calculated using 2010 non-GAAP net income and 2009 GAAP net income.  No adjustment to net income was necessary in fiscal 2009.

“Our business strategy was very successful this year, as evidenced by strong double-digit annual growth in both our top and bottom lines and an especially strong fourth quarter," commented Mr. Yin Wang, Chairman and CEO of Weikang. "Our market share continues to improve with our successful new product launches and expanded sales channels. The five new products we launched during 2010 contributed roughly $11 million to our total sales, and we plan to launch four new products during 2011, three of which we expect to roll out during the first quarter.”

Mr. Wang continued, “We are committed to implementing improved marketing and promotional strategies as well as aggressive R&D, both of which contributed to our strong performance this year. Furthermore, we have streamlined our cost structure in order to provide the highest quality product at the best value, and we look forward to continued growth of this nature as we continue to pursue additional US investor support and interaction in 2011.”

Fiscal Year 2010 Results of Operations

Revenues

During the year ended December 31, 2010, the Company recorded record revenues of $74.6 million, compared to $47.5 million in 2009, an increase of 57.0%, or $27.1 million. The increase in sales was primarily attributable to sales of the Company’s five new products launched in the second half of 2010, which accounted for approximately 15% of total revenues. An additional 8% of sales were attributable to new sales channels in Hunan and Guangxi provinces, with further growth due to increased client demand and market share. General price increases throughout China also contributed to higher product prices for the Company.

Gross Profit

Cost of sales increased to $29.5 million in 2010 from $21.6 million in 2009. The increase of $7.9 million, or 36.5%, was mainly due to a decrease in cost of goods sold as a percentage of sales from 45.6% in 2009 to 39.6% in 2010. Gross profit was $45.0 million for the year ended December 31, 2010, compared to $25.8 million for 2009, representing gross margins of 60.4% and 54.4%, respectively. The increase in gross margin was attributable to strict cost control procedures and improved economies of scale.

Operating Income

Total operating expenses were $11.3 million in 2010, compared to $5.9 million in 2009. The increase of 93.6%, or $5.5 million, was mainly attributable to increased promotional, marketing, and advertising expenses for new products; non-cash stock-based compensation expenses of $3.88 million; and R&D expenses of $2.54 million related to licorice flavonoid extraction technology. Income from operations totaled $33.7 million in 2010, an increase of 68.5% or $13.7 million, as compared to $20.0 million in 2009.

Net Income

Net income for fiscal 2010 was $24.4 million, compared to $15.6 million for 2009, an increase of 56.5% or $8.8 million. The increase was mainly attributable to the increase in revenues, improvement in gross margin due to cost control measures, and other reasons set forth above. The Company generated basic and diluted EPS of $0.87, an increase of 40.3% from basic and diluted EPS of $0.62 in 2009.

About Weikang Bio-Technology Group Co., Inc.

Weikang Bio-Technology Group Co., Inc. is principally engaged in developing, manufacturing and distributing Traditional Chinese Medicine (TCM), and health and nutritional supplements in China, in compliance with requisite Chinese licenses and approvals. The Company is also expanding its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP-certified western prescription and OTC pharmaceuticals through its acquisition of Tianfang Pharmaceutical Co., Ltd.  For more information, please visit http://www.weikangbio.com.

Use of Non-GAAP Financial Measures

To supplement Weikang’s condensed consolidated financial statements presented on a GAAP basis, Weikang is providing certain income statement information that is not calculated according to GAAP. Weikang believes that its non-GAAP disclosures are useful in evaluating its operating results as this information supplies the user with another view of the matching of costs and expenses. A reconciliation of the adjustments to GAAP results for the fiscal year ended December 31, 2010 is included below. The non-GAAP information presented is supplemental and is not purported to be a substitute for information prepared in accordance with GAAP.

Non-GAAP financial results for the fiscal year ended December 31, 2010 discussed in this release reflect operating results excluding the impact of the non-cash, stock-based compensation recognized under general and administrative expenses for investor relations and consulting services rendered to the Company in fiscal 2010.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations Contact:

Paul Kuntz, Senior Specialist
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 0
Email: info@redchip.com

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	YEARS ENDED DECEMBER 31,
	2010	2009

Net sales	$74,554,214	$47,484,188
Cost of goods sold	29,538,359	21,640,326
Gross profit	45,015,855	25,843,862

Operating expenses:
Selling	3,347,947	2,583,202
General and administrative	5,452,014	1,321,838
Research and development	2,537,854	1,951,000
Total operating expenses	11,337,815	5,856,040

Income from operations	33,678,040	19,987,822

Non-operating income (expenses)
Interest income	82,838	13,206
Other income	481,490	973,196
Other expenses	(2,666)	(1,664)
Total non-operating income, net	561,662	984,738

Income before income tax	34,239,702	20,972,560
Income tax	9,802,018	5,355,758
Net income	24,437,684	15,616,802

Other comprehensive income
Foreign currency translation gain	1,680,040	21,375

Comprehensive Income	$26,117,724	$15,638,177

Basic weighted average shares outstanding	28,091,282	25,375,581
Diluted weighted average shares outstanding	28,092,743	-

Basic earnings per share	$0.87	$0.62
Diluted earnings per share	$0.87	$-

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31 2010 AND 2009

	2010	2009
ASSETS:
CURRENT ASSETS:
Cash & equivalents	$50,363,812	$11,380,019
Account receivable	652,167	-
Advances to suppliers and other receivables	241,342	26,079
Inventory	388,535	285,395
Deferred compensation	902,226	-
Total current assets	52,548,082	11,691,493

NONCURRENT ASSETS
Deferred compensation-noncurrent	16,077	-
Property and equipment, net	9,606,269	10,162,946
Construction in progress	683,830	-
Intangible assets	15,754,666	15,558,731
Total noncurrent assets	26,060,842	25,721,677
TOTAL ASSETS	$78,608,924	$37,413,170

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$14,204	$12,668
Unearned revenue	528,485	11,716
Taxes payable	6,269,422	2,247,410
Accrued expenses	1,376,154	-
Due to related party	25,669	-
Total current liabilities	8,213,934	2,271,794

ADVANCE FROM OFFICER	-	650,000
OTHER LIABILITY	-	7,620,321
CONTINGENCIES
DEFERRED TAX LIABILITY	3,464,815	3,450,005

STOCKHOLDERS' EQUITY
Common stock, $.00001 par value; authorized shares 100,000,000; issued and outstanding shares 29,963,551 and 25,486,800 at December 31, 2010 and 2009, respectively	300	255
Additional paid in capital	17,530,601	139,245
Statutory reserve	2,431,927	1,069,507
Accumulated other comprehensive income	2,524,566	844,526
Retained earnings	44,442,781	21,367,517
Total stockholders' equity	66,930,175	23,421,050
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$78,608,924	$37,413,170

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,437,684	$15,616,802
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,193,045	1,176,909
Stock compensation	3,843,732	139,500
Stock option	35,132	-
Changes in deferred tax	(90,241)	(104,306)
(Increase) decrease in current assets:
Accounts receivable	(638,024)	-
Advances to suppliers and other receivables	(214,767)	(1,903)
Inventory	(92,239)	(133,257)
Increase (decrease) in current liabilities:
Accounts payable	1,118	(340)
Unearned revenue	505,207	(212,677)
Accrued expenses	1,346,510	8,559
Taxes payable	3,866,569	979,150
Net cash provided by operating activities	34,193,726	17,468,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress	(669,001)	-
Acquisition of property & equipment	(59,301)	(3,563,305)
Net cash used in investing activities	(728,302)	(3,563,305)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in due from management	-	1,261,882
Net proceeds from shares issued	4,323,913	-
Payment for purchase of Tianfang	-	(3,812,596)
Changes in due from related party	25,113	-
Net cash provided by (used in) financing activities	4,349,026	(2,550,714)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	1,169,343	8,674
INCREASE IN CASH & EQUIVALENTS	38,983,793	11,363,092

CASH & EQUIVALENTS, BEGINNING OF YEAR	11,380,019	16,927
CASH & EQUIVALENTS, END OF YEAR	$50,363,812	$11,380,019

Supplemental Cash flow data:
Income tax paid	$10,163,057	$4,163,362
Interest paid	$-	$-

WEIKANG BIO-TECHNOLOGY GROUP CO., INC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

Adjusted Net Income	Fiscal Year Ended December 31, 2010
Net Income (Loss) and Diluted EPS	Net Income	Diluted EPS
Adjusted amount (non-GAAP)	$28,316,548	$0.95
Stock-based compensation adjustment (1)	3,878,864	0.08
GAAP amount per consolidated statement of operations	24,437,684	0.87
(1) Stock-based compensation expense for shares issued to financial and investor relations consultants.

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Source: Weikang Bio-Technology Group Co., Inc.